DYNASIL CORPORATION OF AMERICA
                     AGREEMENT OF EMPLOYMENT


     THIS AGREEMENT is effective as of December 1, 2000, by and between DYNASIL CORPORATION OF AMERICA (the "Company"), a New Jersey corporation, with offices at 385 Cooper Road, West Berlin, New Jersey, 08091, and JOHN KANE ("Employee"), whose address is 149 Plowshare Road, Norristown, Pennsylvania, 19403.

     1. Employment. Company agrees to employ Employee as President (and Secretary, until a replacement can be elected) of the Company, with such duties as are customary for such position. Included in such duties shall be oversight of the Company's compliance with pollution and environmental safety laws. The parties agree that as of August 1, 2001, Employee will be elected to and will assume the additional position of Chief Executive Officer, with no additional remuneration. Employee shall perform these duties subject to the direction and supervision of the Board of Directors of the Company. Employee accepts such continued employment and agrees to devote his full time and skills to the conduct of Company's business, performing to the best of Employee's abilities such duties as may be reasonably requested by Company. Employee agrees to serve Company diligently and faithfully so as to advance Company's best interests and agrees to not take any action in conflict with Company's interests.

     2.   Term.

          (a) The term of employment of Employee hereunder shall be for a period of three (3) years commencing on December 1, 2000, subject to the conditions set forth herein.

          (b) In the event that during the second year of this Agreement the Company does not reach gross annual revenues of $5 million and net income before taxes of $400,000, then the Company shall have the right to renegotiate this Agreement with respect to the third year of its term. In the event that the parties cannot reach an agreement during such renegotiation, the Company may terminate this Agreement and pay Employee a severance payment equal to 30% of Employees base annual salary of $110,000, or $33,000.

          (c) This Agreement shall be automatically renewed at the end of the initial Term for additional terms of one (1) year; provided, however, either party may terminate this Agreement at the end of a term by providing written notice to the other party no later than ninety (90) days prior to the expiration of the then current term.

     3.   Compensation.

          (a) Base Salary. Employee shall receive as salary, during the Term of this Agreement, the sum of One Hundred Ten Thousand Dollars ($110,000) per annum payable in accordance with the Company's regular payroll schedule.

          (b)  Bonus.   The Company agrees to pay Employee the following
performance bonuses based on net income before Employee bonus and taxes:



     YEAR 1 of contract:
     $252,000 to $352,001 - 15% of excess over $252,000 and less than
$352,001      Above $352,001 -         3% of excess over $352,001

     YEAR 2 of contract:
     $302,000 to $402,001 - 15% of excess over $302,000 and less than
$402,001      Above $402,001 -         3% of excess over $402,001

     YEAR 3 of contract:
     $352,000 to $452,001 - 15% of excess over $352,000 and less than
$452,001      Above $452,001 -         3% of excess over $452,001

          (c) Other Bonus. Employee will also be eligible for cash bonuses, stock bonuses and stock options for meeting profit goals and for exceeding profit goals, and other such bonuses as determined by the Board of Directors at the discretion of the Board of Directors.

          (d) Reimbursement for Expenses. Employee will receive reimbursement from the Company for expenses reasonably incurred by Employee on behalf of the Company.

     4.   Other Benefits During the Employment Period.

          (a)  Employee shall receive all other benefits made available to
executive      employees of the Company, from time to time, at its discretion
("Benefits"), which      currently includes, inter alia, health insurance,
New Jersey short term disability insurance,      and 401(k).

          (b)  The Company shall furnish Employee with such working
facilities and other      services as are suitable to Employee's position
with the Company and adequate to the      performance of his duties under
this Agreement.

          (c)  Employee shall be entitled to four weeks paid vacation per
calendar year in      accordance with the Company's policies then in effect
regarding vacations.
          (d)  Employee shall have the sole use of a Company car (a Toyota
Camry or      equivalent model of another manufacturer), with all normal
related expenses paid by the      Company.

          (e)  It is agreed between the parties that Employee may hire a
bookkeeper or      assistant, provided Employee obtains prior approval of the
Board of Directors.
     5.   Termination.   This Agreement is subject to termination prior to
the expiration of its initial term or any extended term as follows:

          (a) Termination for Cause. Company and Employee agree that no salary or other benefits (except for insurance benefits for disability or death and health insurance shall continue pursuant to the Company's insurance policy for terminated employees, or as provided by law) will be payable to the Employee by the Company and the employment relationship between the parties will terminate immediately following the
occurrence of      any one or more of the following events:

               (i) Employee violates any material terms or conditions of this Agreement;

               (ii) Employee commits a felony, gross misdemeanor or act of dishonesty or engages in material violations of the established
rules, regulations           and policies of Company;

               (iii)     Employee engages in a general course of conduct of
non-           cooperation, disorganization, gross negligence or other gross
misconduct           adversely affecting the welfare, continuity or future of
Company's business.
          (b)  Death or Disability.  If Employee should die or become totally
and      permanently disabled during the term of employment, the parties
agree that the      employment relationship and this Agreement will terminate
automatically.  "Total      disability" means the continuous inability of
Employee, resulting from disease or injury, to      perform substantially all
the services pertaining to his employment under this Agreement.       Such
total disability will be deemed "permanent" if Employee has not recovered and returned to render the full services of his employment hereunder within
six (6) months of      becoming totally disabled.

     6. Key Person Insurance. Employee agrees that during the term of this Agreement, the Company may purchase key person life insurance covering the life of Employee in the amount of $500,000, with the Company to be named as the sole beneficiary. The Company shall pay the premiums on such policy as they become due out of the funds of the corporation. Employee represents and warrants that Employee has no knowledge of any condition which would prevent such key person life insurance from being obtained at rates for a healthy male of his age. For purposes of such key person insurance, Employee agrees to submit to reasonable medical examinations and shall cooperate with reasonable information requests.

     7. Confidential Information/Trade Secrets. Employee acknowledges that during the course and as a result of his employment, Employee may receive or otherwise have access to, or contribute to the production of, Confidential Information or Trade Secrets. Confidential Information or Trade Secrets means information that is proprietary to or in the unique knowledge of Company (including information discovered or developed in whole or in part by Employee); or information that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Confidential Information shall also include all terms and conditions of this Agreement.

     Employee understands and acknowledges that all such information that he obtains in the course of Employee's employment with Company constitutes Confidential Information or Trade Secrets. In particular, Employee agrees that this information includes among other things, procedures, manuals, confidential reports, lists of clients, customers, suppliers, or products, and information concerning the prices of charges paid by the Company's customers to the Company, or by the Company to its suppliers.

     Employee further acknowledges and appreciates that any Confidential Information or Trade Secrets constitutes a valuable asset of Company and that Company intends any such information to remain secret and confidential. Employee therefore specifically agrees that except to the extent required by Employee's duties to Company or as permitted by the express written consent of the Company's Board of Directors,, Employee shall never, either during employment with Company or at any time thereafter, directly or indirectly use, discuss or disclose any Confidential Information or Trade Secrets of Company or otherwise use such information to his own or a third party's benefit.

     8. Return of Property. Employee agrees that upon the termination of his employment with Company that he will immediately return to Company the originals and all copies of any and all documents (including computer data, disks, programs, or printouts) that contain any customer information, financial information, product information, or other information that in any way relates to Company, its products or services, its clients, its suppliers, or other aspects of its business. Employee further agrees to not retain any summary of such information.

     9. Non-competition. Employee understands and agrees that, in addition to Employee's above-described exposure to Company's Confidential Information or Trade Secrets, Employee may, in his capacity as an employee, at times meet with Company's customers and/or suppliers on behalf of Company, and that as a consequence of using or associating himself with Company's name, goodwill, and professional reputation, Employee's employment will place him in a position where Employee can further develop personal and professional relationships with Company's current and prospective customers and/or suppliers. Employee further acknowledges that during the course and as a result of his employment Employee may be provided certain specialized training or know-how. Employee understands and agrees that this goodwill and reputation, as well as Employee's knowledge of Confidential Information or Trade Secrets and specialized training and know-how, could be used unfairly in competition against Company.
     Accordingly, Employee agrees that, during the course of Employee's employment with Company and for eighteen (18) months from the date of Employee's voluntary termination of employment, involuntary termination of employment, or the termination of this Agreement at the end of its initial term or any renewal term, Employee shall not:

          (a)  Directly or indirectly, individually or collectively in
conjunction with      others, engage in competition with the Company or any
of its subsidiaries.

          (b)  Cause or attempt to cause any existing or prospective
customer, client,      or account who then has a relationship with the
Company or any of its subsidiaries      for current or prospective business
to divert, terminate, limit or in any manner      modify, or fail to enter
into any actual or potential business relationship with      Company or any
of its subsidiaries.

          (c)  Directly or indirectly solicit, employ or conspire with others
to employ      any of Company's or Company's subsidiary's employees or
subcontractors.  The      term "employ" for purposes of this paragraph means
to enter into an arrangement      for services as a full-time or part-time
employee, independent contractor, agent or      otherwise.

     Employee further agrees during the above-stated eighteen (18) month period to inform any new employer or other person or entity with whom Employee enters into a business relationship, before accepting employment or entering into a business relationship, of the existence of this Agreement and give such employer, person or other entity a copy of this Paragraph 9, Non-competition.



     10. Consideration. Employee and Company agree that the provisions of this Agreement are reasonable and necessary for the protection of Company.

     11. Remedies for Breach. Employee acknowledges that breach by him of the provisions of this Agreement will cause Company irreparable harm that is not fully remedied by monetary damages. Accordingly, Employee agrees that Company shall, in addition to any relief afforded by law, be entitled to injunctive relief. Employee agrees that both damages at law and injunctive relief shall be proper modes of relief and are not to be considered alternative remedies. Employee further agrees that Company shall be entitled to recover costs of litigation and reasonable attorney fees incurred in enforcing this Agreement.

     12. General Provisions. Employee and Company acknowledge and agree as follows:

          (a)  This Agreement contains the entire understanding of the
parties with regard      to all matters contained herein.  There are no other
agreements, conditions, or      representations, oral or written, express or
implied, with regard to such matters.  This      Agreement supersedes and
replaces any prior agreement between the parties generally      relating to
the same subject matter.

          (b)  This Agreement may be amended or modified only by a writing
signed by      both parties.

          (c)  Waiver by either Company or Employee of a breach of any
provision, term      or condition hereof shall not be deemed or construed as
a further or continuing waiver      thereof or a waiver of any breach of any
other provision, term or condition of this      Agreement.

          (d)  The rights and obligations of Company hereunder may be
transferred or      assigned to any successor, representative or assign of
Company.  The term "Company" as      used herein is intended to include
Dynasil Corporation of America, its successors,      affiliates, or assigns,
if any.  No assignment of this Agreement shall be made by Employee,      and
any purported assignment shall be null and void.

          (e)  Except as set forth herein, Employee's obligations under
paragraphs 7, 8      and 9 of this Agreement shall survive any change in
Employee's employment status with      Company, by promotion or otherwise, or
the termination of Employee's employment with      Company.

          (f)  If any Court finds any provision or part of this Agreement to
be      unreasonable, in whole or in part, such provision shall be deemed and
construed to be      reduced to the maximum duration, scope or subject matter
allowable under applicable law.       Any invalidation of any provision or
part of this Agreement will not invalidate any other      part of this
Agreement.

          (g)  This Agreement will be construed and enforced in accordance
with the      laws and legal principles of the State of New Jersey.


          (h)  This Agreement may be executed in any number of counterparts,
including      counterparts transmitted by telecopier or FAX, any one of
which shall constitute an      original of this Agreement.  When counterparts
of facsimile copies have been executed by      all parties, they shall have
the same effect as if the signatures to each counterpart or copy      were
upon the same document and copies of such documents shall be deemed valid as originals.  The parties agree that all such signatures may be
transferred to a single      document upon the request of any party.

     This Agreement is intended to be a legally binding document fully enforceable in accordance with its terms.


DYNASIL CORPORATION OF AMERICA

                                    /s/ James Saltzman, Chairman of the Board
By:

                                    /s/ John Kane
                                    JOHN KANE